Exhibit 21.1

RADIOSHACK CORPORATION AND SUBSIDIARIES

List of Significant Subsidiaries

Subsidiaries	State or Jurisdiction of Incorporation
Tandy Finance Corporation	Delaware
SCK, Inc.	Delaware